Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”) is made between Shane Waslaski (“you”) and Otter Tail Corporation (“Employer”). Your employment with Employer ends effective May 15, 2014. As part of this Agreement, Employer has agreed to provide you with certain benefits to which you would not be entitled absent your signing of this Agreement.

In consideration of the mutual promises contained in this Agreement, you and Employer agree as follows:

1. Separation from Employment. You will resign your employment and will be relieved of all employment related duties effective May 15, 2014.

2. Payment. In connection with your separation from employment, Employer will pay to you, Six Hundred Fifteen Thousand and no/100 ($615,000.00), in one lump sum, (“Separation Payment”). This Separation Payment will be subject to required deductions for tax withholding, and will be paid with the regular payroll after you have signed the Agreement and the period for rescission, if any, has expired, provided you have not rescinded this Agreement.

If you choose to continue your health insurance benefits pursuant to the federal COBRA law, Employer will reimburse you for the total cost of such coverage through December 31, 2014.

You acknowledge that you shall not receive any other compensation from Employer, including bonus/incentive compensation payments, employer contributions to any 401(k) or other retirement plans, and employer-sponsored benefits (excluding the above mentioned health insurance benefits and those other benefits which you elect to maintain at your expense through COBRA).

3. Release. In consideration of the payment set forth in paragraph 2 of this Agreement, the sufficiency of which is hereby acknowledged, you, on your behalf and on behalf of your agents, representatives, attorneys, assigns, heirs, executors, family members, beneficiaries, administrators, successors, and anyone acting, or claiming to act on your behalf, hereby absolutely and unconditionally releases and forever discharges Employer and its past, present and future employees, agents, owners, partners, insurers, officials, officers, directors, shareholders, board members, representatives, divisions, parents, subsidiaries, successors, and all affiliated organizations, companies, foundations and corporations from any and all claims, complaints, charges and causes of action of any type, whether known or unknown, asserted or unasserted, direct and indirect, and of any kind, nature or description whatsoever, under any local, state or federal law or ordinance, or under the common law, arising or which may have arisen at any time prior to the date of this Agreement. You specifically agree that in consideration of the payment as set forth in paragraph 2, of this Agreement, to release any and all claims with regard to any rights you may have associated with your Otter Tail Corporation Executive

Employment Agreement Amended Effective January 1, 2013, and any of its predecessors as well as any and all rights associated with the Change in Control Severance Agreement with Employer dated February 24, 2012. The agreed-upon consideration has been negotiated and bargained for all things above mentioned, and received in full satisfaction for the above.

You understand that by releasing all of your legal claims against Employer, you are releasing all of your rights to bring any claims against it based on any actions, decisions, or events occurring through the date of this Agreement, including claims related to the terms and conditions of your employment and separation from employment.

Your release includes any and all claims based upon federal, state or local employment discrimination or wage and hour laws, regulations or ordinances, including but not limited to the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act, the Americans with Disabilities Act, the North Dakota Human Rights Act; claims for breach of contract, quasi-contract or promissory estoppel; any tort, including misrepresentation, fraud infliction of emotional distress, defamation, assault, battery, tortuous interference with prospective relations, false imprisonment, negligence (including negligent hiring, supervision and retention); claims of unlawful discharge or in any other respect unfairly treated during his employment with Employer; and any and all claims in and arising out of your employment with Employer.

Nothing herein shall be construed to prohibit you from filing a charge with the Equal Employment Opportunity Commission (“EEOC”) or state Department of Labor. However, your release includes release of your right to file a court action or to seek individual remedies or damages in any EEOC claim (state or federal), and your release of these rights shall apply with full force and effect to any proceeding arising from or relating to such charge. This Agreement prohibits your ability to pursue any claims against the released parties seeking monetary relief or other remedies for yourself or as a representative on behalf of others. You agree that you will not seek, accept, be entitled to any monetary relief, whether for yourself individually or as a member of a class or group arising from an EEOC charge filed by you or on your behalf.

4. Cooperation. Between now and May 15, 2014, you will fully cooperate with Employer and will use your best efforts to ensure the orderly transition of your duties and responsibilities. As part of that process, among other things, you will provide Employer with your assessment of each of your direct reports, their present work and 2014 goals, and discussions you have had with them regarding incentive compensation. You will provide us with your present assessment of each of the Varistar operating companies, their strengths and weaknesses, the issues that should be addressed in the near term, and important contacts. Finally, you will provide Employer with an update of the status of your Varistar initiatives, items that need immediate attention, and plans for the future.

5. Return of Employer’s Property. You represent and warrant that you have returned to Employer all company property including but not limited to all files (whether paper or electronic), company information or business records, electronic data, any intellectual property, all items created by you while an employee of Employer and any equipment, machinery, keys, files, computer hardware and software, mobile phone, pagers, or other assets of company.

6. Non-Disparagement. You and the Employer’s Executive Team agree to refrain from making any statements or communications which in any way are negative or disparaging to one another.

7. Confidential Information. You acknowledge that during your employment with Employer you received Confidential Information, the value of which depends on it remaining confidential. You agree that you will not disclose or use any Confidential Information of Employer. You confirm that you do not have in your possession any tangible, written, graphical, electronic, machine readable or other materials containing or disclosing Confidential Information. For purposes of this paragraph, “Confidential Information” means any information that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use and includes information of Employer, its customers, suppliers, joint ventures, licensors, distributors and other person and entities with whom Employer does business.

8. Non-Solicitation: For a period of twelve (12) months, you agree not to directly or indirectly engage, hire or offer to hire or entice away or in any manner persuade or attempt to persuade any officer, employee, agent, shareholder, producing agent, client, vendor, or customer of Employer to discontinue or otherwise materially adversely alter the terms of the relationship with the Employer.

9. Damages. Any material and willful breach or non-fulfillment of conditions set forth above will be considered a substantial breach of this Agreement by you if demonstrably injurious to the Employer. If there is such a breach, Employer may, at its option, terminate this Agreement immediately. In addition, it is agreed that Employer may be substantially damaged by breach of the above conditions and upon showing of adverse impact, you will pay to employer a sum up to and including the entire amount reflected in paragraph 2 above.

10. Compliance Certification. You represent and warrant that you have fully and accurately disclosed to George Koeck, Otter Tail Corporation General Counsel, any practice, act, or omission that violates or likely violates the Otter Tail Corporation and Employer Code of Conduct, and/or any state or federal law.

11. No Admission. This Agreement is not an admission by Employer that it has acted wrongfully toward you or anyone else, and shall not be interpreted as such.

12. No Assignment. This Agreement is personal to you and may not be assigned by you. The payment to be provided to you shall be made to your estate in the event of your death prior to your receipt thereof.

13. Governing Law; Severability. This Agreement shall be governed by the laws of the State of North Dakota. If any part of this Agreement is construed to be in violation of any law, such part shall be modified to achieve the objective of the parties to the fullest extent permitted and the balance of this Agreement shall remain in full force and effect.

14. Entire Agreement. You agree that this Agreement contains the entire agreement between you and Employer with respect to your separation from employment and that there are no promises or understandings outside of this Agreement with respect to your separation. Any modification of or addition to this Agreement must be in a writing signed by you and Employer.

15. ACKNOWLEDGMENT. YOU AFFIRM THAT YOU HAVE READ THIS AGREEMENT. YOU ACKNOWLEDGE THAT YOU HAVE HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT. YOU AGREE THAT THE PROVISIONS OF THIS AGREEMENT ARE UNDERSTANDABLE TO YOU AND THAT YOU HAVE ENTERED INTO THIS AGREEMENT FREELY AND VOLUNTARILY.

IN WITNESS WHEREOF, the parties have executed this Agreement by their signatures below.

Dated: May 8, 2014	/s/ Shane Waslaski
Shane Waslaski

Dated: May 8, 2014	/s/ Edward J. McIntyre
Edward J. McIntyre
CEO

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